                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                    KFX INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
        ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   48245L 10 7
                          ----------------------------
                                 (CUSIP Number)

                                  July 19, 2002
             ------------------------------------------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[_]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                               -----------------
Cusip  No. 48245L 10 7                                    Page 2 of 12
--------------------------                               -----------------


--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name RAM Trading, Ltd.
--------------------------------------------------------------------------------

   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------

   3.  SEC USE ONLY
--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
                Cayman Islands corporation
                Cayman Islands
--------------------------------------------------------------------------------
                     5. SOLE VOTING POWER
       NUMBER OF                0
        SHARES
     BENEFICIALLY   ------------------------------------------------------------
       OWNED BY
         EACH        6. SHARED VOTING POWER
       REPORTING        2,930,000 shares of Common Stock
        PERSON
         WITH           Warrants to purchase 848,672 shares of Common Stock/(1)/
                    ------------------------------------------------------------

                     7. SOLE DISPOSITIVE POWER
                                0
                    ------------------------------------------------------------

                     8. SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------

   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       See Row 6 above.
--------------------------------------------------------------------------------
   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

       CERTAIN SHARES/(2)/                                            [X]
--------------------------------------------------------------------------------

   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Approximately 9.99% as of the date of filing of this statement./(2)/ (Based on 36,975,879 shares of Common Stock issued and outstanding as of July 19, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON*
       CO

--------------------------------------------------------------------------------

/(1)/  See Footnote 1 in Item 4.


/(2)/ Pursuant to the terms of an agreement between the Company and certain Reporting Persons, the Reporting Person cannot be the "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

--------------------------                               -----------------
Cusip  No. 48245L 10 7                                    Page 3 of 12
--------------------------                               -----------------


--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name Ritchie Capital Management, L.L.C.
--------------------------------------------------------------------------------

   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------

   3.  SEC USE ONLY
--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited liability company
            U.S.A

--------------------------------------------------------------------------------
                     5. SOLE VOTING POWER
       NUMBER OF                0
        SHARES
     BENEFICIALLY   ------------------------------------------------------------
       OWNED BY
         EACH        6. SHARED VOTING POWER
       REPORTING        2,930,000 shares of Common Stock
        PERSON
         WITH           Warrants to purchase 848,672 shares of Common Stock/(1)/
                    ------------------------------------------------------------

                     7. SOLE DISPOSITIVE POWER
                                0
                    ------------------------------------------------------------

                     8. SHARED DISPOSITIVE POWER
                        See Row 6 above.

--------------------------------------------------------------------------------

   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       See Row 6 above.
--------------------------------------------------------------------------------
   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

       CERTAIN SHARES/(2)/                                            [X]
--------------------------------------------------------------------------------

   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Approximately 9.99% as of the date of filing of this statement./(2)/ (Based on 36,975,879 shares of Common Stock issued and outstanding as of July 19, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON*
                    OO;HC

--------------------------------------------------------------------------------

/(1)/  See Footnote 1 in Item 4.

/(2)/ Pursuant to the terms of an agreement between the Company and certain Reporting Persons, the Reporting Person cannot be the "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

--------------------------                               -----------------
Cusip  No. 48245L 10 7                                    Page 4 of 12
--------------------------                               -----------------


--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name RAM Capital, L.L.C.
--------------------------------------------------------------------------------

   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------

   3.  SEC USE ONLY
--------------------------------------------------------------------------------

   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
            Illinois limited liability company
            U.S.A
--------------------------------------------------------------------------------
                    5.  SOLE VOTING POWER
       NUMBER OF                0
        SHARES
     BENEFICIALLY  -------------------------------------------------------------
       OWNED BY
         EACH       6.  SHARED VOTING POWER
       REPORTING        2,930,000 shares of Common Stock
        PERSON
         WITH           Warrants to purchase 848,672 shares of Common Stock/(1)/
                   -------------------------------------------------------------

                    7.  SOLE DISPOSITIVE POWER
                                0
                   -------------------------------------------------------------

                    8.  SHARED DISPOSITIVE POWER
                        See Row 6 above.
--------------------------------------------------------------------------------

   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       See Row 6 above.
--------------------------------------------------------------------------------

   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES/(2)/                                            [X]
--------------------------------------------------------------------------------

   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Approximately 9.99% as of the date of filing of this statement./(2)/ (Based on 36,975,879 shares of Common Stock issued and outstanding as of July 19, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON*
                    OO;HC
--------------------------------------------------------------------------------


/(1)/  See Footnote 1 in Item 4.

/(2)/ Pursuant to the terms of an agreement between the Company and certain Reporting Persons, the Reporting Person cannot be the "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

--------------------------                               -----------------
Cusip  No. 48245L 10 7                                    Page 5 of 12
--------------------------                               -----------------


--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name RAM Capital, L.L.C.
--------------------------------------------------------------------------------

   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------

   3.  SEC USE ONLY
--------------------------------------------------------------------------------

   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands corporation
            Cayman Islands
--------------------------------------------------------------------------------
                    5.  SOLE VOTING POWER
       NUMBER OF                0
        SHARES
     BENEFICIALLY  -------------------------------------------------------------
       OWNED BY
         EACH       6.  SHARED VOTING POWER
       REPORTING        2,930,000 shares of Common Stock
        PERSON
         WITH           Warrants to purchase 848,672 shares of Common Stock/(1)/
                   -------------------------------------------------------------

                    7.  SOLE DISPOSITIVE POWER
                                0
                   -------------------------------------------------------------

                    8.  SHARED DISPOSITIVE POWER
                        See Row 6 above.
--------------------------------------------------------------------------------

   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       See Row 6 above.
--------------------------------------------------------------------------------

   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES/(2)/                                            [X]
--------------------------------------------------------------------------------

   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Approximately 9.99% as of the date of filing of this statement./(2)/ (Based on 36,975,879 shares of Common Stock issued and outstanding as of July 19, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON*
                    OO;HC
--------------------------------------------------------------------------------


/(1)/ See Footnote 1 in Item 4.

/(2)/ Pursuant to the terms of an agreement between the Company and certain Reporting Persons, the Reporting Person cannot be the "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

--------------------------                               -----------------
Cusip  No. 48245L 10 7                                    Page 6 of 12
--------------------------                               -----------------


--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name THR, Inc.
--------------------------------------------------------------------------------

   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------

   3.  SEC USE ONLY
--------------------------------------------------------------------------------

   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
            Illinois corpoation
            U.S.A
--------------------------------------------------------------------------------
                    5.  SOLE VOTING POWER
       NUMBER OF                0
        SHARES
     BENEFICIALLY  -------------------------------------------------------------
       OWNED BY
         EACH       6.  SHARED VOTING POWER
       REPORTING        2,930,000 shares of Common Stock
        PERSON
         WITH           Warrants to purchase 848,672 shares of Common Stock/(1)/
                   -------------------------------------------------------------

                    7.  SOLE DISPOSITIVE POWER
                                0
                   -------------------------------------------------------------

                    8.  SHARED DISPOSITIVE POWER
                        See Row 6 above.
--------------------------------------------------------------------------------

   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       See Row 6 above.
--------------------------------------------------------------------------------

   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES/(2)/                                            [X]
--------------------------------------------------------------------------------

   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Approximately 9.99% as of the date of filing of this statement./(2)/ (Based on 36,975,879 shares of Common Stock issued and outstanding as of July 19, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON*
                          CO;HC
--------------------------------------------------------------------------------


/(1)/  See Footnote 1 in Item 4.

/(2)/ Pursuant to the terms of an agreement between the Company and certain Reporting Persons, the Reporting Person cannot be the "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

--------------------------                               -----------------
Cusip  No. 48245L 10 7                                    Page 7 of 12
--------------------------                               -----------------


--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name A.R. Thane Ritchie
--------------------------------------------------------------------------------

   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------

   3.  SEC USE ONLY
--------------------------------------------------------------------------------

   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------------------------------------------------------------------
                    5.  SOLE VOTING POWER
       NUMBER OF                0
        SHARES
     BENEFICIALLY  -------------------------------------------------------------
       OWNED BY
         EACH       6.  SHARED VOTING POWER
       REPORTING        2,930,000 shares of Common Stock
        PERSON
         WITH           Warrants to purchase 848,672 shares of Common Stock/(1)/
                   -------------------------------------------------------------

                    7.  SOLE DISPOSITIVE POWER
                                0
                   -------------------------------------------------------------

                    8.  SHARED DISPOSITIVE POWER
                        See Row 6 above.
--------------------------------------------------------------------------------

   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       See Row 6 above.
--------------------------------------------------------------------------------

   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES/(2)/                                            [X]
--------------------------------------------------------------------------------

   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Approximately 9.99% as of the date of filing of this statement./(2)/ (Based on 36,975,879 shares of Common Stock issued and outstanding as of July 19, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON*
                        IN;HC
--------------------------------------------------------------------------------


/(1)/  See Footnote 1 in Item 4.

/(2)/ Pursuant to the terms of an agreement between the Company and certain Reporting Persons, the Reporting Person cannot be the "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

---------------------------                             ----------------
Cusip No. 48245L 10 7                                    Page 8 of 12
---------------------------                             ----------------


                                  SCHEDULE 13G

Item 1(a)  Name of Issuer: KFX INC.


     1(b)  Address of Issuer's Principal Executive Offices:

                           3300 East First Avenue, Suite 290
                           Denver, Colorado 80206

Item 2(a)  Name of Person Filing
Item 2(b)  Address of Principal Business Office
Item 2(c)  Citizenship

                           RAM Trading, Ltd.
                           c/o Caledonian Bank & Trust Limited
                           Caledonian House
                           P.O. Box 1043
                           George Town, Grand Cayman
                           Cayman Islands corporation

                           RAM Capital, L.L.C.
                           210 East State Street
                           Batavia, Illinois 60510
                           Illinois limited liability company

                           RAM Capital Investments, Ltd.
                           c/o Caledonian Bank & Trust Limited
                           Caledonian House
                           P.O. Box 1043
                           George Town, Grand Cayman
                           Cayman Islands corporation

                           Ritchie Capital Investments, L.L.C.
                           210 East State Street
                           Batavia, Illinois 60510
                           Delaware limited liability company

                           THR, Inc.
                           210 East State Street
                           Batavia, Illinois 60510
                           Illinois corporation

----------------------------                          --------------------
Cusip No. 48245L 10 7                                    Page 9 of 12
----------------------------                          --------------------

                         A.R. Thane Ritchie
                         210 East State Street
                         Batavia, Illinois 60510
                         U.S. Citizen

      2(d)   Title of Class of Securities:

                         Common Stock, $0.001 par value per share

      2(e)   CUSIP Number:   48245L 10 7


Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

             (a)  [__]   Broker or dealer registered under Section 15 of the
                         Exchange Act;

             (b)  [__]   Bank as defined in Section 3(a)(6) of the Exchange Act;

             (c)  [__]   Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act;

             (d)  [__]   Investment company registered under Section 8 of the
                         Investment Company Act;

             (e)  [__]   An investment adviser in accordance with Rule 13d-1(b)
                         (1)(ii)(E);

             (f)  [__]   An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

             (g)  [__]   A parent holding company or control person in
                         accordance with Rule 13d-1(b)(ii)(G)

             (h)  [__]   A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

             (i)  [__]   A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

             (j)  [__]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this
             box.    [X]

-----------------------                                          ---------------
 Cusip No. 48245L 10 7                                            Page 10 of 12
-----------------------                                          ---------------

Item 4     Ownership:

RAM TRADING, LTD.
RITCHIE CAPITAL MANAGEMENT, L.L.C.
RAM CAPITAL, L.L.C.
RAM CAPITAL INVESTMENTS, LTD.
THR, INC.
A.R. THANE RITCHIE

     (a)   Amount beneficially owned:

           SHARED VOTING POWER

           2,930,000 shares of Common Stock

           Warrants to purchase 848,672 shares of Common Stock(13)

     (b)   Percent of Class:

           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Approximately 9.99% as of the date of filing of this statement./(2)/ (Based on 36,975,879 shares of Common Stock issued and outstanding as of July 19, 2002, plus the Common Stock issuable upon the exercise of Warrants referred to in item (a) above.)

     (c)   Number of shares as to which such person has:

           (i)      sole power to vote or to direct the vote:

                          0

           (ii)     shared power to vote or to direct the vote:

     /(1)/ The securities reported herein include securities that the Reporting Persons may acquire in the future through (i) the exercise by the Reporting Persons at anytime prior to March 28, 2010 of warrants (the "March Warrants") to purchase up to 450,000 shares of Common Stock, (ii) the exercise by the Reporting Persons at any time prior to April 30, 2010 of warrants (the "April Warrants") to purchase up to 1,800,000 shares of Common Stock, (iii) the exercise by the Reporting Persons at any time prior to June 21, 2002 of warrants (the "June Warrants") to purchase up to 225,000 shares of Common Stock, the exercise by the Reporting Persons at any time prior to July 1, 2010 of warrants (the "July 1 Warrants") to purchase up to 225,000 shares of Common Stock, (v) the exercise by the Reporting Persons at any time prior to July 19, 2010 of warrants (the "July 19 Warrants"), to purchase up to 3,751,250 shares of Common Stock and (vi) the exercise by the Reporting Persons at any time prior to July 22, 2010 of warrants (the "July 22 Warrants", and together with the March Warrants, the April Warrants, the June Warrants, the July 1 Warrants and the July 19 Warrants, the "Warrants")to purchase up to 247,500 shares of Common Stock. The exercise price of the Warrants is $2.75 (subject to adjustment under certain circumstances). The March Warrants, the April Warrants, the June Warrants, the July 1 Warrants, the July 19 Warrants and the July 22 Warrants were issued on March 28, 2002, April 30, 2002, June 21, 2002, July 1, 2002, July 19, 2002 and July 22, 2002, respectively.

/(2)/   Pursuant to the terms of the Warrants, the Reporting Persons cannot be
"beneficial owners" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

-----------------------                                          ---------------
 Cusip No. 48245L 10 7                                            Page 11 of 12
-----------------------                                          ---------------


                     See item (a) above.

          (iii)   sole power to dispose or to direct the disposition of:

                     0

          (iv)    shared power to dispose or to direct the disposition of:

                  See item (a) above.

Item 5    Ownership of Five Percent or Less of a Class:

                     Not Applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

                     Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                     Not Applicable.

Item 8    Identification and Classification of Members of the Group:

                     Not Applicable.

Item 9    Notice of Dissolution of Group:

                     Not Applicable.

Item 10   Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------                                          ---------------
 Cusip No. 48245L 10 7                                            Page 12 of 12
-----------------------                                          ---------------


     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 31 day of July, 2002

RAM TRADING, LTD.                        RAM CAPITAL, L.L.C.

By: Ritchie Capital Management,L.L.C.,   By: Ritchie Capital Management, L.L.C.,
     its Investment Manager              its Investment Manager

    By:THR, Inc.                            By: THR, Inc.

       By: /s/ A.R. Thane Ritchie               By: /s/ A.R. Thane Ritchie
           -----------------------------            ----------------------
           A.R. Thane Ritchie, President            A.R. Thane Ritchie,
                                                    President

RITCHIE CAPITAL MANAGEMENT, L.L.C.       RAM CAPITAL INVESTMENTS, LTD.


By: THR, Inc.                            By: Ritchie Capital Management, L.L.C.,
                                              its Investment Manager

    By:/s/ A.R. Thane Ritchie               By: THR, Inc.
       -----------------------------
       A.R. Thane Ritchie, President

                                                 By: /s/ A.R. Thane Ritchie
                                                     ----------------------
                                                     A.R. Thane Ritchie,
                                                     President

/s/  A.R. Thane Ritchie                  THR, INC.
------------------------------------
A.R. Thane Ritchie

                                         By: /s/ A.R. Thane Ritchie
                                              ------------------------------
                                                A.R. Thane Ritchie, President

                                 Page 12 of 12